UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 7, 2007

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics, Inc. 2007 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Thursday, June 21, 2007, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102.

At the Annual Meeting, we will ask you to:

•	elect three directors to hold office until the 2010 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2007; and

•	transact any other business properly presented at the Annual Meeting.

In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics, Inc. and our operations, including our audited financial statements, in the enclosed 2006 Annual Report to Shareholders.

We hope you can join us on June 21. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed postage prepaid envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.
President, Chief Executive Officer and Chairman of the Board

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 21, 2007

May 7, 2007

Dear Shareholder:

On Thursday, June 21, 2007, ZymoGenetics, Inc. will hold its 2007 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, Inc., which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 13, 2007 can vote at the Annual Meeting or any adjournments that may take place.

At the Annual Meeting, we will ask you to:

•	elect three directors to hold office until the 2010 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2007; and

•	transact any other business properly presented at the Annual Meeting.

The Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the business results of ZymoGenetics, Inc. and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 7, 2007.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

President, Chief Executive Officer

and Chairman of the Board

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2007 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Thursday, June 21, 2007, at the headquarters of ZymoGenetics, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 7, 2007.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on the record date for the Annual Meeting may vote. The record date for the Annual Meeting is April 13, 2007. As of the record date, there were approximately 68 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the three directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

For the election of directors, the director nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting. There will be no broker nonvotes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

With regard to the proposal to approve the ratification of the appointment of our independent auditors, abstentions on this proposal will have no impact on the outcome because an abstention does not constitute a vote cast in favor of or against the proposal. In addition, there will be no broker nonvotes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

Attendance at the Annual Meeting

If you own shares on the record date, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’ common stock as of April 13, 2007, the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL I: ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at nine. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2007 Annual Meeting of Shareholders, three directors will be elected to hold office until the 2010 Annual Meeting of Shareholders, or, in each case, until his or her respective successor is elected and qualified.

The Board has nominated Bruce L.A. Carter, Ph.D., James A. Harper and Edward E. Penhoet, Ph.D. as nominees for election to the Board to hold office until the 2010 Annual Meeting of Shareholders. Unless otherwise instructed, persons named in the accompanying proxy card will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees to the class of directors whose term will expire at the 2010 Annual Meeting

Bruce L.A. Carter, Ph.D., age 63, has served as our Chairman of the Board since April 2005, President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was

Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of directors of QLT Inc. and Renovis, Inc. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

James A. Harper, age 59, has served as one of our directors since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly. From July 1994 to January 2001, he served as President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves as a director of Corcept Therapeutics, Inc. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School, University of Pennsylvania.

Edward E. Penhoet, Ph.D., age 66, has served as one of our directors since May 2000 and our lead independent director since June 2005. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma Funds II and III at Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves as a director of Renovis, Inc. and several privately held companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

Continuing directors with terms ending in 2009

David I. Hirsh, Ph.D., age 68, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

David H. MacCallum, age 69, has served as one of our directors since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 to November 2001, he was Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. From April 1998 to June 1999, he was Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Before joining ING Barings Furman Selz, Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a chartered financial analyst.

Kurt Anker Nielsen, age 61, has served as one of our directors since June 1997. From December 2000 to his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S, a health care company. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S, a health care company. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Dako A/S, LifeCycle Pharma A/S, Norsk Hydro ASA, Novo Nordisk Foundation, Novo Nordisk A/S, Novozymes A/S and Reliance A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

Continuing directors with terms ending in 2008

Judith A. Hemberger, Ph.D., age 59, has served as one of our directors since March 2006. Dr. Hemberger is the interim Chief Executive Officer of Macroflux Corporation, which was spun out by ALZA Corporation in October 2006. ALZA Corporation is a wholly owned subsidiary of Johnson & Johnson. Dr. Hemberger was a founder of Pharmion Corporation, a pharmaceutical company, and served as its Executive Vice President and Chief Operating Officer and a member of its board of directors from its inception in 2000 until her retirement in April 2006. From 1997 to 1999, she worked as a consultant to various health care companies. During this period, she also served as Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked in various capacities at Marion Laboratories, a pharmaceutical company, and its successor companies Marion Merrell Dow and Hoechst Marion Roussel, where she led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role at Hoechst Marion Roussel was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the board of directors of Chroma Therapeutics Limited, HealthSharesTM, Inc., Macroflux Corporation, PRA International and Renovis, Inc. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (Benedictine College), a Ph.D. in Pharmacology from the University of Missouri and an M.B.A from Rockhurst College.

Jonathan S. Leff, age 38, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Member and Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of Allos Therapeutics, Inc., Altus Pharmaceuticals Inc., InterMune, Inc., Neurogen Corporation and Sunesis Pharmaceuticals, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

Lars Rebien Sørensen, age 52, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Bertelsmann AG. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF ZYMOGENETICS

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to act as independent auditors of ZymoGenetics for fiscal year 2007. PricewaterhouseCoopers LLP have been our auditors since 1988. Under current rules of the Commission, as well as the charter of the audit committee, the audit committee is required to be directly responsible for the appointment, compensation, and oversight of our independent auditors. Therefore, the selection of our independent auditors is within the sole discretion of the audit committee. However, the Board considers the appointment of the independent auditors to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PricewaterhouseCoopers LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered by the audit committee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 30, 2007 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

•	each director of ZymoGenetics;

•	each director nominee;

•	each executive officer (other than Fredrik Henell) for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	32.0%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	7,223,760	10.6
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	6,589,618	9.7
Bruce L.A. Carter, Ph.D. (6)	1,288,091	1.9
James A. Harper (7)	27,500	*
Judith A. Hemberger, Ph.D. (7)	20,000	*
David I. Hirsh, Ph.D. (8)	64,055	*
Jonathan S. Leff (9)	7,258,915	10.7
David H. MacCallum (7)	20,000	*
Kurt Anker Nielsen (7)	35,155	*
Edward E. Penhoet, Ph.D. (7)	179,155	*
Lars Rebien Sørensen (10)	21,795,016	32.0
James A. Johnson (11)	352,253	*
Jan K. Öhrström, M.D. (7)	312,295	*
Nicole Onetto, M.D. (7)	78,055	*
Douglas E. Williams, Ph.D. (7)	202,211	*
Directors and executive officers as a group (16 persons) (12)	31,904,531	45.1

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 68,001,060 shares of common stock outstanding as of March 30, 2007.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.

(4)

Warburg, Pincus Equity Partners, L.P. includes three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC.

Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC have shared voting and dispositive power with respect to these shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Warburg, Pincus Equity Partners, L.P. on February 13, 2003.

(5)	Wellington Management Company, LLP (“WMC”), in its capacity as investment advisor, holds shared voting power with respect to 5,085,569 of the amount of shares shown and shared dispositive power with respect to 6,547,418 of the amount of shares shown. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by WMC on February 14, 2007.

(6)	The amount shown includes 1,156,792 shares subject to options exercisable within 60 days of March 30, 2007.

(7)	The amount shown represents shares subject to options exercisable within 60 days of March 30, 2007.

(8)	The amount shown includes 35,155 shares subject to options exercisable within 60 days of March 30, 2007.

(9)	Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and a managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. 7,223,760 shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities except to the extent of his proportionate ownership of Warburg Pincus. The amount shown also includes 35,155 shares subject to options exercisable within 60 days of March 30, 2007.

(10)	Lars Rebien Sørensen, one of our directors, is the President and Chief Executive Officer of Novo Nordisk A/S and thus Mr. Sørensen may be deemed to have shared voting and investment power with respect to shares held by Novo Nordisk Biotech Holdings, Inc. and Novo A/S. Mr. Sørensen disclaims beneficial ownership of the shares held by these entities. The amount shown also includes 35,155 shares subject to options exercisable within 60 days of March 30, 2007.

(11)	The amount shown includes 326,334 shares subject to options exercisable within 60 days of March 30, 2007.

(12)	The amount shown includes 2,734,792 shares subject to options exercisable within 60 days of March 30, 2007.

EXECUTIVE OFFICERS

The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 21, 2007, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 21, 2007.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	63	President, Chief Executive Officer and Chairman of the Board	1998
Michael J. Dwyer.	51	Senior Vice President, Sales and Marketing	2006
Vaughn B. Himes, Ph.D	46	Senior Vice President, Technical Operations	2006
James A. Johnson	50	Senior Vice President, Chief Financial Officer and Treasurer	2001
Nicole Onetto, M.D.	54	Senior Vice President and Chief Medical Officer	2005
Suzanne M. Shema	49	Senior Vice President, General Counsel and Secretary	2001
Douglas E. Williams, Ph.D.	49	Executive Vice President, Research and Development and Chief Scientific Officer	2004

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Michael J. Dwyer began serving as our Senior Vice President, Sales and Marketing in May 2006. From March 2003 to October 2005, Mr. Dwyer served as Vice President, Diabetes Sales, Managed Care and Government Accounts for Novo Nordisk, Inc. From January 2001 to March 2003, Mr. Dwyer was Senior Director, BioPharmaceutical Sales for Novo Nordisk, Inc. From November 1999 to January 2001, Mr. Dwyer was Senior Director, BioPharmaceutical Sales and Marketing for Novo Nordisk, Inc. From 1993 to 1999, Mr. Dwyer served as Vice President, Marketing and Materials Management, for Caremark Therapeutic Services, a specialty health care company. From 1977 to 1993, Mr. Dwyer held various positions in Sales, Business Development and Marketing at Bayer/Miles, Pharmaceutical Division, Biological Products and in Sales at Cutter Biological, a division of Miles Inc. Mr. Dwyer holds an M.B.A. from Pepperdine University and a B.S. from University of Dayton.

Vaughn B. Himes, Ph.D. began serving as our Senior Vice President, Technical Operations in May 2006. Previously, Dr. Himes served as our Vice President, Commercial Manufacturing from November 2005 to May 2006. From March 2003 to November 2005, he served as Vice President, Worldwide Manufacturing Operations at Corixa Corporation, a biotechnology company. From September 2000 to March 2003, he served as Vice President, Manufacturing Operations at Targeted Genetics Corporation, a biotechnology company. From 1999 to 2000, he served as Vice President, Product Development for Genovo, Inc., a biotechnology company acquired by Targeted Genetics Corporation. From 1989 to 1999, Dr. Himes held various positions at Wyeth-Lederle Vaccines, a business unit of Wyeth-Ayerst Laboratories, which was a division of American Home Products (now Wyeth). Dr. Himes holds a B.A. in Chemistry from Pomona College and a Ph.D. in Chemical Engineering from University of Minnesota.

James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Nicole Onetto, M.D. has served as our Senior Vice President and Chief Medical Officer since September 2005. From May 2003 to May 2005, Dr. Onetto served as Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 2002 to May 2003 as its Executive Vice President, Oncology. Dr. Onetto served as Senior Vice President, Medical Affairs for Gilead Sciences, Inc., a

biotechnology company, from November 2000 to December 2001, and Vice President, Medical Affairs from July 1999 to November 2000. Prior to the merger of NeXstar Pharmaceuticals, Inc. and Gilead, Dr. Onetto served as Vice President, Medical Affairs of NeXstar from 1997 to 1999. From 1995 to 1997, she served as Senior Director Medical Affairs for the European oncology division of Bristol-Myers Squibb Company, a pharmaceutical company. During her European assignment at Bristol-Myers Squibb, she was responsible for the coordination of all European clinical trials from Phase 1 to Phase 4 for all oncology products developed and marketed by Bristol-Myers Squibb. From 1991 to 1995, Dr. Onetto was Director, Clinical Cancer Research for Bristol-Myers Squibb based in the United States, and she was the International Project Leader for Taxol®. She was responsible for the filing of the initial new drug application (“NDA”) for Taxol and several supplemental NDAs. Before joining Bristol-Myers Squibb, she held positions at Immunex and Hoechst Canada, Inc. Dr. Onetto currently serves as a director of Immunogen, Inc. Dr. Onetto received a B.Sc. from the University of Paris, an M.S. in Pharmacology from the University of Montreal and an M.D. from the University of Paris, and is qualified in pediatrics and hematology/oncology.

Suzanne M. Shema has served as our Senior Vice President, General Counsel and Secretary since February 2006. Previously, Ms. Shema served as our Senior Vice President, Intellectual Property and Legal Affairs and Secretary from June 2004 to February 2006, Senior Vice President, Intellectual Property and Legal Affairs from April 2003 to June 2004, Vice President, Intellectual Property and Legal Affairs from December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as Corporate Counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Douglas E. Williams, Ph.D. has served as our Executive Vice President, Research and Development and Chief Scientific Officer since November 2004. From September 2003 to September 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. From October 2002 to July 2003, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company. From July 2002 to October 2002, Dr. Williams served as Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company. From October 1999 to July 2002, he served as Executive Vice President and Chief Technology Officer at Immunex Corporation, a biotechnology company that was acquired by Amgen in 2002, and served as Senior Vice President of Discovery Research at Immunex from October 1994 to October 1999. Dr. Williams serves as a director of Anadys Pharmaceuticals, Inc., Array BioPharma Inc. and Aerovance, Inc. Dr. Williams also serves on the scientific advisory board of Symphony Capital. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Components

The objectives of our executive compensation program are:

•	to attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives;

•	to retain and motivate executives to achieve superior performance;

•	to link individual compensation to individual and company performance; and

•	to align executives’ financial interests with those of our shareholders.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our compensation program for executive officers has been designed to encourage and reward performance that we believe will increase our intrinsic value over the long-term. We do not generate earnings at this point in our development and, until that becomes the primary measurement of our performance, we believe that advancement of our product development programs toward approval and commercialization represents the best way to build value for shareholders.

We have included three components in our compensation structure, namely base salaries, cash bonuses and stock option grants, to be competitive with other companies in our industry. We would be unusual if we were not to offer all three of these components. Not only is it important for recruiting executives, it is also important for retaining them.

We have never viewed the total value of the three components as the appropriate amount for benchmarking with other companies. For companies like ours, without approved products and an established commercial business, stock options are highly speculative. Unless we are able to gain approval for our products and ultimately generate sales and potential profits, these stock options are unlikely to have substantial value over the long-term. We believe the stock options must be viewed and benchmarked independently from the two elements of cash compensation. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash; we benchmark each separately and set each at levels we believe will be competitive.

Base Salaries

We seek to establish base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives. We believe that we compete with these companies for qualified executives.

We base an executive officer’s salary on:

•	an objective evaluation of salaries of individuals in similar positions in the biotechnology industry; and

•	a subjective evaluation of the executive’s experience, scope of responsibilities and performance in achieving specific objectives.

We conduct these evaluations sequentially. First, we establish a salary range for each executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. Secondly, we fix each executive officer’s actual base salary within the range based on his or her experience, scope of responsibilities and performance in achieving specific objectives. Each of these evaluations is performed annually for each executive officer.

For 2006 salaries, annual base salary reviews for all executive officers other than our Chief Executive Officer were conducted in conjunction with our company-wide performance management process. With the exception of Mr. Johnson and Dr. Williams, base salaries for the executive officers named in the Summary Compensation Table were adjusted by 2%, based on the increase in the cost of living. The cost of living based increase reflects the compensation committee’s desire to slow the growth of base salaries and, over time, increase the relative amount of performance-based cash compensation. However, the compensation committee considered that an additional adjustment should be made to the base salaries of Mr. Johnson and Dr. Williams given competitive merit adjustment pay data from the Radford Biotechnology Compensation Survey and other regional and local salary surveys for the biotechnology industry and other industries. Consequently, the base salaries of Mr. Johnson and Dr. Williams were increased by 7% and 14.3%, respectively.

For each executive officer named in the Summary Compensation Table, the base salary is subject to a minimum amount pursuant to an employment agreement. These minimum amounts are, in the case of Dr. Carter, $583,167; in the case of Mr. Johnson, $240,000; in the case of Dr. Öhrström, $221,550; in the case of Dr. Onetto, $340,000; and, in the case of Dr. Williams, $350,000.

Annual Incentives

We seek to structure annual incentives to encourage executives to focus on achieving important near-term business objectives. These objectives take the form of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, the executive officers identify the goals most important to building our value and advancing toward our long-term business objectives. These corporate goals are then submitted to the board of directors for approval.

Executives are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2006, our corporate goals covered the following specific accomplishments:

•

rhThrombin – complete all activities required to support filing of a BLA with FDA; initiate clinical testing of a spray kit leading to eventual FDA approval; make final decision on internal versus collaborative development; and establish initial infrastructure to support marketing and sale beginning in late 2007.

•	Atacicept – initiate Phase 2 clinical testing; complete patient treatment in B-cell malignancy clinical trials; and complete development of commercial manufacturing process.

•

IL-21 – initiate a Phase 2 monotherapy clinical trial in renal cell carcinoma; initiate a Phase 1 clinical trial in combination with Rituxan in NHL; complete global development strategy with Novo Nordisk; complete a manufacturing agreement with Novo Nordisk to supply bulk drug for Phase 3 clinical trials; and identify potential manufacturing facilities for commercial launch.

•	PEG-IFN-lambda – release finished product for use in Phase 1a clinical testing; submit IND filing; and begin and complete a Phase 1a clinical trial in healthy volunteers.

•

Research – advance at least one project into transition stage; reach go/ no go decision point on a designated potential pre-development candidate; select candidate molecule for a designated pre-development candidate and generate a designated number of licensing candidates for consideration by Novo Nordisk and Merck Serono.

•	Financial – meet the budgeted net loss of $129.6 million and the budgeted net cash utilization of $131.2 million.

With regard to Dr. Carter’s annual incentive award, 100% is determined based on actual company performance versus these corporate goals. With regard to each other executive officer, 60% of their annual incentive award is determined based on actual company performance versus the corporate goals and the remaining 40% is based on actual individual performance versus a series of individualized goals related to his or her area of responsibility, which are supportive of the corporate goals. Each executive has a minimum of five and a maximum of eight goals for his or her respective area of responsibility. Within each executive’s goals there is generally a range of difficulty such that there is a reasonable expectation that certain goals will be achieved while other goals will be dependent on superior or exceptional performance. Dr. Carter reports to the compensation committee regarding the performance of each executive toward his or her goals. At the same time, the compensation committee assesses overall company performance versus the corporate goals. Based on these evaluations, the committee determines and approves the incentive amounts to be paid to each executive officer.

The compensation committee has established the following payout ranges for annual incentive awards:

	Percentage of Base Salary
	Threshold	Target	Maximum
Chief Executive Officer	0%	50%	75%
Executive Vice President	0%	35%	50%
Senior Vice President	0%	27.5% – 30%	45%

The foregoing payout ranges are applied to the base salary in effect as of the end of the year, as adjusted each year on February 1. In determining the foregoing payout ranges, the compensation committee surveyed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements), which showed an average annual incentive award to a Chief Executive Officer of 55% of base salary, and performed the other benchmarking described below under the heading “Benchmarking.”

Based on the compensation committee’s assessment of our performance compared to corporate goals and each executive’s performance compared to individual goals, a percentage of overall target level is determined using the 60/40 formula described above. 100% of the target level for corporate goals is awarded in cases where we had met all goals and performed up to expectations and 100% of the target level for individual goals is awarded in cases where the executive had performed up to expectations. If there are deficiencies at the corporate or individual level, a percentage below 100% is awarded at the relevant level. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. In addition, the compensation committee retains a general discretion to make an award of more or less than that determined by the 60/40 formula described above to take account of unforeseen or special circumstances.

We met or exceeded all major corporate goals in 2006. The most heavily weighted corporate goals related to completion of the rhThrombin Phase 3 clinical trial and filing of the Biologic License Application with the United States Food and Drug Administration, both of which were completed ahead of schedule. Certain other corporate goals were not met but they were either of lesser weight or not met for reasons beyond our control or both. Overall, the compensation committee concluded that, on balance, our 2006 performance was excellent and that the level of achievement of our corporate goals was 100%. Similarly, all of the executives named below achieved his or her less challenging individual goals with many of them achieving certain of their individual goals that were considered more difficult to achieve or “stretch” goals.

Annual incentive awards were paid to executive officers based on the following percentages:

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount(1)
Bruce L.A. Carter, Ph.D.	100%	Not Applicable	100%
James A. Johnson	100%	120%	108%
Jan K. Öhrström, M.D.	100%	90%	96%
Nicole Onetto, M.D.	100%	120%	108%
Douglas E. Williams, Ph.D.	100%	120%	108%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter, 100% and, in the case of all other executives, 60%, and individual goals bear a weight of, in the case of Dr. Carter, 0% and, in the case of all other executives, 40%.

Dr. Henell did not receive an annual incentive award for 2006 because his employment with us terminated in June 2006.

Long-Term Incentives

Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our compensation program. We believe that stock options are an effective way to emphasize long-term company performance, rewarding employees for creation of value on the same basis as our shareholders.

An executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered.

Executive officers are eligible for annual stock option grants based on the achievement of the same individual and corporate goals that form the basis for the annual cash incentives. As with annual incentives, our Chief Executive Officer’s long-term incentive award is based entirely on overall company performance toward the corporate goals. For the other executive officers, 20% of the long-term incentive award is determined based on actual company performance versus the corporate goals and the remaining 80% is based on actual individual performance versus the individualized goals related to his or her area of responsibility. The compensation committee has established the following ranges for annual stock option grants:

	Number of Shares Granted
	Threshold	Target	Maximum
Chief Executive Officer	0	150,000	225,000
Executive Vice President	0	50,000	75,000
Senior Vice President	0	35,000 – 45,000	55,000 – 65,000

In determining the foregoing ranges, the compensation committee surveyed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements), which showed an average for a long-term incentive award to a Chief Executive Officer of 205,319 shares, and performed the other benchmarking described below under the heading “Benchmarking.”

Based on the compensation committee’s assessment of our overall performance and each executive’s individual performance, a percentage of target level is determined. 100% of the target level for corporate goals is awarded in cases where we had met all goals and performed up to expectations and 100% of the target level for individual goals is awarded in cases where the executive had performed up to expectations. If there are deficiencies at the corporate or individual level, a percentage below 100% is awarded at the relevant level. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. In addition, the compensation committee retains general discretion to make an award of more or less than that determined by the 80/20 formula described above to take account of unforeseen or special circumstances. For example, the stock option granted to Dr. Onetto was based on 108% of the target amount rather than 116% because Dr. Onetto was a relatively recent hire and as such received a sizeable stock option grant in connection with the commencement of her employment.

As described above with respect to annual incentive awards, the compensation committee concluded that, on balance, our 2006 performance was excellent and that the level of achievement of our corporate goals was 100%. Long-term incentive awards to executive officers for 2006 were based on the following percentages:

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)
Bruce L.A. Carter, Ph.D.	100%	Not Applicable	100%
James A. Johnson	100%	120%	116%
Jan K. Öhrström, M.D.	100%	90%	92%
Nicole Onetto, M.D. (2)	100%	120%	108%
Douglas E. Williams, Ph.D.	100%	120%	116%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter, 100% and, in the case of all other executives, 20%, and individual goals bear a weight of, in the case of Dr. Carter, 0% and, in the case of all other executives, 80%.

(2)	The stock option granted to Dr. Onetto was based on 108% of the target amount rather than 116% because Dr. Onetto was a relatively recent hire and, as such, received a sizeable stock option grant in connection with the commencement of her employment.

The compensation committee approves all stock option grants to executive officers. Stock options granted to executive officers have an exercise price equal to the closing market price of our common stock on the grant date and vest over a period of four years. Annual stock options are generally granted in January of each year on the date of the compensation committee meeting called for the purpose of making annual executive compensation decisions. We do not have a program, plan or practice to time stock option grants to our existing or new executive officers in coordination with the release of material nonpublic information nor do we have a program, policy or practice to release material nonpublic information for the purpose of affecting the value of executive compensation.

Dr. Henell did not receive a long-term incentive award for 2006 because his employment with us terminated in June 2006.

Perquisites

We prefer to limit perquisites. However, Dr. Carter receives certain perquisites, such as usage of an automobile, a club membership and tax advice. These were negotiated prior to our separation from Novo Nordisk in 2000 and were based on the perquisites he received during his employment by Novo Nordisk. The compensation committee evaluated these perquisites as part of the process of renewing Dr. Carter’s employment contract in 2005 and determined them to be reasonable based on his position as Chief Executive Officer. In addition, we paid certain of Dr. Onetto’s relocation costs, which we considered both exceptional and necessary to secure the services of such a well qualified candidate.

Deferred Compensation

Our executive officers are eligible to participate in our Deferred Compensation Plan for Key Employees. The Deferred Compensation Plan is intended to allow the executives to defer current income, without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. Under the Deferred Compensation Plan, an executive may irrevocably elect, on an annual basis, to defer up to 50% of his or her salary and up to 100% of his or her bonus paid for services rendered in the relevant year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive's Deferred Compensation Plan accounts are adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which the executive has allocated his or her accounts under the Deferred Compensation Plan. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

Dr. Carter is the only executive officer named in the Summary Compensation Table participating in our Deferred Compensation Plan for Key Employees and disclosures regarding his participation are provided in the Nonqualified Deferred Compensation Table for Fiscal Year 2006 and the narrative explanation that accompanies that table.

Stock Ownership Guidelines

Currently, there is no requirement for an executive to own our stock. The compensation committee has discussed the possibility of introducing stock ownership guidelines for executives in the connection with the possible introduction of stock-based compensation vehicles other than stock options. However, there are currently no plans to introduce stock ownership guidelines or stock-based compensation vehicles other than stock options for executives.

Benchmarking

The compensation committee performs annual reviews of executive compensation to evaluate its competitiveness and consistency with our compensation philosophy. With respect to 2006 executive compensation levels, the committee relied on compensation statistics from various sources, including the 2005 edition of the Radford Biotechnology Compensation Survey, the Mellon Life Sciences Industry Executive Total Direct Compensation Survey and the Mellon Life Sciences Industry Global Long-Term Incentive Practices Survey.

In 2005, the compensation committee retained two outside consulting firms, Mellon Human Resources/Investor Solutions and AON Consulting, to review ZymoGenetics’ executive compensation program. In completing their review, the consultants reviewed executive compensation data gathered from the most recent proxy statements of 22 U.S. based biotechnology companies, having a market capitalization between $400 million and $1.5 billion and limited revenues from product sales and approximately 500 employees. The compensation committee used the findings of the consultants as a component in establishing executive compensation levels in 2006. The 22 companies in the peer group were:(1)

Abgenix, Inc.	Human Genome Sciences, Inc.	NPS Pharmaceuticals, Inc.

Alexion Pharmaceuticals, Inc.	ICOS Corporation	Onyx Pharmaceuticals, Inc.

Alkermes, Inc.	Idenix Pharmaceuticals, Inc.	Protein Design Labs, Inc.

AtheroGenics, Inc.	Incyte Corporation	Telik, Inc.

CV Therapeutics, Inc.	Ligand Pharmaceuticals Inc.	Transkaryotic Therapies, Inc.

Dendreon Corporation	Medarex, Inc.	Vertex Pharmaceuticals, Inc.

Exelixis, Inc.	Myriad Genetics, Inc.	Vicuron Pharmaceuticals, Inc.

Neurocrine Biosciences, Inc.

(1)	Since the date of the survey, several of the companies included have been acquired or otherwise undergone a major corporate transaction.

Potential Payments Upon Termination or a Change in Control

We believe that the payments described later in this proxy statement under the heading “Potential Post-Termination Payments” are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2001 Stock Incentive Plan (the “2001 Plan”) to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 Annual Meeting to approve the material terms of the 2001 Plan. Shareholders gave the requested approval and, therefore, awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2006, compensation to our Chief Executive Officer and each of our other executive officers did not exceed $1 million for purposes of Section 162(m) and we expect the same to be true for 2007. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we feel that it is in the best interests of our shareholders.

Compensation Committee Report

The compensation committee has reviewed and discussed with ZymoGenetics’ management the part of this Proxy Statement under the heading “Compensation Discussion and Analysis” and, based on such review and discussion, the compensation committee recommended to ZymoGenetics’ Board that the Compensation Discussion and Analysis be included in ZymoGenetics’ Proxy Statement for fiscal year 2006.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Jonathan S. Leff

Judith A. Hemberger

Summary Compensation Table for Fiscal Year 2006

The following table provides certain compensation information for the fiscal year ended December 31, 2006 for our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executives whose total compensation exceeded $100,000 in 2006. In addition, information relating to Fredrik Henell, M.D., Ph.D. is included. Dr. Henell’s employment with us terminated in June 2006.

Name and Principal Position	Year	Salary ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Bruce L.A. Carter, Ph.D. President, Chief Executive Officer and Chairman of the Board	2006	591,544	(5)	1,506,590	297,415	37,668	(6)	2,433,217

James A. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2006	312,706		409,995	101,872	14,598	(7)	839,171

Fredrik Henell, M.D., Ph.D. (8) Formerly Senior Vice President, Business Development	2006	157,902		759,782	—	290,752	(9)	1,208,436

Jan K. Öhrström, M.D. (10) Senior Vice President, Business Development	2006	298,525		376,177	78,939	15,065	(11)	768,705

Nicole Onetto, M.D. Senior Vice President and Chief Medical Officer	2006	346,233		451,483	103,000	32,173	(12)	932,889

Douglas E. Williams, Ph.D. Executive Vice President, Research and Development and Chief Scientific Officer	2006	395,833		997,686	151,200	9,559	(13)	1,554,278

(1)	The amounts reported in the Salary column represent the dollar amounts actually earned by each executive in 2006, including adjustments to salaries that were effective on February 1, 2006. The adjusted salary amounts, which are the amounts on which annual incentive awards are based, are as follows: Dr. Carter ($594,830), Mr. Johnson ($314,420), Dr. Henell (Not applicable), Dr. Öhrström ($299,013), Dr. Onetto ($346,800) and Dr. Williams ($400,000).

(2)	The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense in 2006 for financial accounting purposes, related to stock options granted to each executive in 2006 and in prior years, before reflecting forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). See Note 11 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining such amounts.

(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amount of annual incentive award paid out in January 2007 for 2006 performance.

(4)	The cost of perquisites included in the All Other Compensation Column is the actual cost to the Company except with respect to the cost of Dr. Carter’s car. The Company owns the car provided to Dr. Carter and the amount included is the cost of a lease of a similar car.

(5)	The amount shown for Dr. Carter includes $56,146 deferred under the Company’s Deferred Compensation Plan for Key Employees.

(6)

The amount shown includes employer contributions to our 401(k) retirement plan of $13,200, the cost of providing a car together with related operating costs of $14,604, the cost of tax advice of $6,115, the reimbursement of home telephone bills, premiums for supplemental term life insurance and the cost of health club membership fees.

(7)	The amount shown includes employer contributions to our 401(k) retirement plan of $13,200, the reimbursement of home telephone bills and premiums for supplemental term life insurance.

(8)	Dr. Henell’s employment with us terminated in June 2006. As a result of his termination, Dr. Henell forfeited stock options with a fair value of $1,449,459 as determined in accordance with FAS 123R.

(9)	The amount shown includes severance payment of $280,000 (described below under the heading “Potential Post-Termination Payments”), employer contributions to our 401(k) retirement plan, the reimbursement of home telephone bills and premiums for supplemental term life insurance.

(10)	Dr. Öhrström resigned from his executive officer position effective April 20, 2007 but will remain an employee of the company through July 15, 2007.

(11)	The amount shown includes employer contributions to our 401(k) retirement plan of $13,200, the reimbursement of home telephone bills and premiums for supplemental term life insurance.

(12)	The amount shown includes employer contributions to our 401(k) retirement plan of $13,200, relocation costs of $16,623, the reimbursement of home telephone bills and premiums for supplemental term life insurance.

(13)	The amount shown includes employer contributions to our 401(k) retirement plan and premiums for supplemental term life insurance.

Grants of Plan-Based Awards Table for Fiscal Year 2006

The following table provides information regarding grants of plan-based awards to the executives named below under our 2001 Stock Incentive Plan and under our annual incentive plan during the fiscal year ended December 31, 2006.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh) (3)	Grant Date Fair Value of Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruce L.A. Carter, Ph.D.	01/05/2006 01/05/2006	(4) (5)							115,000 18,244	18.38 18.38	1,207,385 191,544
			0	297,415	446,123
						0	150,000	225,000
James A. Johnson	01/05/2006 01/05/2006	(4) (5)							42,000 2,665	18.38 18.38	440,958 27,980
			0	97,392	146,088
						0	45,000	65,000
Fredrik Henell, M.D., Ph.D.(6)	01/05/2006 01/05/2006	(4) (5)							33,250 1,922	18.38 18.38	349.092 20,179
Jan K. Öhrström, M.D.	01/05/2006 01/05/2006	(4) (5)							35,000 2,104	18.38 18.38	367,465 22,090
			0	84,695	123,193
						0	35,000	55,000
Nicole Onetto, M.D.	01/05/2006 01/05/2006	(4) (5)							8,750 642	18.38 18.38	91,866 6,740
			0	98,470	143,228
						0	35,000	55,000
Douglas E. Williams, Ph.D.	01/05/2006 01/05/2006	(4) (5)							42,000 3,174	18.38 18.38	440,958 33,324
			0	140,000	200,000
						0	50,000	75,000

(1)

The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column are the payout levels for annual incentive awards described under the heading “Compensation Discussion and

Analysis,” based on salaries in effect as of February 1, 2006. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal Year 2006.

(2)	The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards column are the payout levels for long-term incentive awards described under the heading “Compensation Discussion and Analysis.” Actual stock option grants were approved in January 2007 and are discussed under the heading “Compensation Discussion and Analysis.”

(3)	The exercise price of the options is equal to the closing market price of the common stock on the grant date as reported by the NASDAQ Global Market.

(4)	The option shown was granted as a long-term incentive award based on performance in 2005 and vests over a period of four years with 25% of the shares subject to the option vesting one year from the grant date and the remaining shares vesting in equal quarterly installments thereafter.

(5)	The option shown was granted as partial payment of an annual incentive award based on performance in 2005 and vests in two equal installments on the first and second anniversary of the grant date.

(6)	Dr. Henell’s employment with us terminated in June 2006 and he was not granted equity incentive or non-equity incentive plan awards for 2006 performance.

The plans governing the awards included in the Summary Compensation Table and Grants of Plan-Based Awards Table are the annual incentive plan and the 2001 Stock Incentive Plan. The annual incentive plan is described in this Proxy Statement under the heading “Compensation Discussion and Analysis.” In prior years, a portion of the executive’s annual incentive award was paid in the form of stock options, and, if applicable, these stock options are also included in the Option Awards column of the Summary Compensation Table. The portion of an executive’s annual incentive award paid in the form of stock options was, in the case of Dr. Carter, 50% and in the case of the other named executives, 25%. Our policy on perquisites included in the All Other Compensation column of the Summary Compensation Table is described in this Proxy Statement under the heading “Compensation Discussion and Analysis.” Each option shown in the Grants of Plan-Based Awards Table was granted under the 2001 Stock Incentive Plan, has a 10-year term and is granted as an incentive stock option to the maximum extent permitted under applicable federal tax rules and if not so permitted, is granted as a nonqualified stock option. For each executive officer named in the Summary Compensation Table, the base salary is subject to a minimum amount pursuant to an employment agreement as described in this Proxy Statement under the heading “Compensation Discussion and Analysis.” The severance payment to Dr. Henell is described below under the heading “Potential Post-Termination Payments”.

Outstanding Equity Awards at 2006 Fiscal Year End Table

The following table provides information about outstanding stock options held by the executives named below as of the fiscal year ended December 31, 2006. The options granted in 2006 are also disclosed in the Grants of Plan-Based Awards Table and the related compensation cost is disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for Fiscal Year 2006.

Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Bruce L.A. Carter, Ph.D.	426,000 288,000 166,177 85,386 75,585 21,875 —	— — — 34,375 94,335 28,125 133,244	(1) (2) (3) (4)	2.78 2.78 8.50 17.15 21.26 20.61 18.38	08/23/2010 03/08/2011 12/16/2012 01/07/2014 01/26/2015 02/03/2015 01/05/2016

James A. Johnson	165,000 54,000 32,812 23,621 22,972 —	— — 2,188 9,844 29,222 44,665	(5) (6) (7) (8)	2.78 2.78 9.80 17.15 21.26 18.38	03/02/2011 03/08/2011 03/21/2013 01/07/2014 01/26/2015 01/05/2016

Fredrik Henell, M.D., Ph.D. (9)	—	—		—	—

Jan K. Öhrström, M.D.	175,000 47,000 30,468 20,992 22,969 —	— — 2,032 8,751 29,220 37,104	(10) (11) (12) (13)	2.78 2.78 9.80 17.15 21.26 18.38	08/23/2010 03/08/2011 03/21/2013 01/07/2014 01/26/2015 01/05/2016

Nicole Onetto, M.D.	62,500 —	137,500 9,392	(14) (15)	15.90 18.38	09/23/2015 01/05/2016

Douglas E. Williams, Ph.D.	150,000 —	150,000 45,174	(16) (17)	19.27 18.38	11/01/2014 01/05/2016

(1)	6,875 options to vest on each of January 7, 2007, April 7, 2007, July 7, 2007, October 7, 2007 and January 7, 2008.

(2)	19,335 options to vest on January 26, 2007; 9,375 options to vest on each of April 26, 2007, July 26, 2007, October 26, 2007, January 26, 2008, April 26, 2008, July 26, 2008, October 26, 2008 and January 26, 2009.

(3)	3,125 options to vest on each of February 3, 2007, May 3, 2007, August 3, 2007, November 3, 2007, February 3, 2008, May 3, 2008, August 3, 2008, November 3, 2008 and February 3, 2009.

(4)	37,872 options to vest on January 5, 2007; 16,310 options to vest on January 5, 2008; 7,187 options to vest on each of April 5, 2007, October 5, 2007, April 5, 2008, October 5, 2008, April 5, 2009 and October 5, 2009; 7,188 options to vest on each of July 5, 2007, July 5, 2008, January 5, 2009, July 5, 2009 and January 5, 2010.

(5)	2,188 options to vest on March 21, 2007.

(6)	1,968 options to vest on each of January 7, 2007 and July 7, 2007; 1,969 options to vest on each of April 7, 2007 and October 7, 2007; 1,970 options to vest on January 7, 2008.

(7)	4,222 options to vest on January 26, 2007; 3,125 options to vest on each of April 26, 2007, July 26, 2007, October 26, 2007, January 26, 2008, April 26, 2008, July 26, 2008, October 26, 2008 and January 26, 2009.

(8)	11,832 options to vest on January 5, 2007; 3,958 options to vest on January 5, 2008; 2,625 options to vest on each of April 5, 2007, July 5, 2007, October 5, 2007, April 5, 2008, July 5, 2008, October 5, 2008, January 5, 2009, April 5, 2009, July 5, 2009, October 5, 2009 and January 5, 2010.

(9)	Dr. Henell’s employment with us terminated in June 2006 and all of his outstanding options were exercised or expired before December 31, 2006. As a result of the termination, Dr. Henell forfeited options to purchase 165,134 shares of common stock.

(10)	2,032 options to vest on March 21, 2007.

(11)	1,750 options to vest on each of January 7, 2007, April 7, 2007, July 7, 2007 and October 7, 2007; 1,751 options to vest on January 7, 2008.

(12)	4,220 options to vest on January 26, 2007; 3,125 options to vest on each of April 26, 2007, July 26, 2007, October 26, 2007, January 26, 2008, April 26, 2008, July 26, 2008, October 26, 2008 and January 26, 2009.

(13)	9,802 options to vest on January 5, 2007; 3,240 options to vest on January 5, 2008; 2,187 options to vest on each of April 5, 2007, October 5, 2007, April 5, 2008, October 5, 2008, April 5, 2009 and October 5, 2009; 2,188 options to vest on each of July 5, 2007, July 5, 2008, January 5, 2009, July 5, 2009 and January 5, 2010.

(14)	12,500 options to vest on each of March 23, 2007, June 23, 2007, September 23, 2007, December 23, 2007, March 23, 2008, June 23, 2008, September 23, 2008, December 23, 2008, March 23, 2009, June 23, 2009 and September 23, 2009.

(15)	2,508 options to vest on January 5, 2007; 868 options to vest on January 5, 2008; 546 options to vest on April 5, 2008; 547 options to vest on each of April 5, 2007, July 5, 2007, October 5, 2007, July 5, 2008, October 5, 2008, January 5, 2009, April 5, 2009, July 5, 2009, October 5, 2009 and January 5, 2010.

(16)	18,749 options to vest on each of February 1, 2007 and February 1, 2008; 18,750 options to vest on each of May 1, 2007, August 1, 2007, May 1, 2008 and August 1, 2008; 18,751 options to vest on each of November 1, 2007 and November 1, 2008.

(17)	12,087 options to vest on January 5, 2007; 4,212 options to vest on January 5, 2008; 2,625 options to vest on each of April 5, 2007, July 5, 2007, October 5, 2007, April 5, 2008, July 5, 2008, October 5, 2008, January 5, 2009, April 5, 2009, July 5, 2009, October 5, 2009 and January 5, 2010.

Option Exercises and Stock Vested Table for Fiscal Year 2006

The following table provides information about stock option exercises by the executives named below during the fiscal year ended December 31, 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bruce L.A. Carter, Ph.D.	100,000	1,714,980
James A. Johnson	10,000	198,823
Fredrik Henell, M.D., Ph.D.(2)	137,499	374,758
Jan K. Öhrström, M.D.	28,000	513,344
Nicole Onetto, M.D.	—	—
Douglas E. Williams, Ph.D.	—	—

(1)	The amounts shown in the Value Realized on Exercise column represent the difference between the stock option exercise price and the fair market value of our common stock on the date of exercise.

(2)	Dr. Henell’s employment with us terminated in June 2006.

Nonqualified Deferred Compensation Table for Fiscal Year 2006

The following table provides information for each of our named executive officers regarding aggregate executive and Company contributions and aggregate earnings for 2006 and year-end account balances under the ZymoGenetics Deferred Compensation Plan for Key Employees.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Bruce L.A. Carter, Ph.D.	207,040(1)	—	208,157(2)(3)	99,768	2,831,385

James A. Johnson	—	—	—	—	—

Fredrik Henell, M.D., Ph.D.	—	—	—	—	—

Jan K. Öhrström, M.D.	—	—	—	—	—

Nicole Onetto, M.D.	—	—	—	—	—

Douglas E. Williams, Ph.D.	—	—	—	—	—

(1)	$56,146 of the amount shown was included in the Salary column of the Summary Compensation Table for fiscal year 2006. The balance of the amount shown, namely, $150,894, represents the cash portion of Dr. Carter’s annual incentive award based on 2005 performance.

(2)	This amount represents the actual increase in the value of the investments selected by the executive.

(3)	No part of the amount shown was included in the Summary Compensation Table for fiscal year 2006 because no part of the amount shown was above-market or preferential.

Our executive officers, including those named in the Summary Compensation Table, are eligible to participate in our Deferred Compensation Plan for Key Employees. To date, however, only Dr. Carter has elected to participate. The Deferred Compensation Plan is a nonqualified deferred compensation plan. As a result, it is subject to the requirements of Section 409A of the Internal Revenue Code. We are currently administering the Deferred Compensation Plan in good faith compliance with Section 409A’s requirements, as reflected in the discussion below. We intend to amend the Deferred Compensation Plan document to conform it with Section 409A’s requirements on or before Section 409A’s current amendment deadline of December 31, 2007. Deferred amounts earned and vested prior to 2005, however, are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan as in effect on December 31, 2004. Under the Deferred Compensation Plan, an executive is fully vested in his or her deferrals (and any notional earnings attributable to those deferrals, as explained below) at all times.

Under the Deferred Compensation Plan, an executive officer may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are also adjusted for notional investment earnings, which are based on the return of the investment tracking funds to which the executive has allocated his or her accounts. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

At the time the executive files his or her deferral election for a particular year, the executive must designate a date for the payment of the amount to be deferred for that year (and any notional earnings attributable to that amount). The date designated by the executive may not be earlier than three years after the election and not later than the executive’s 65th birthday. An executive who has attained age 62 may only designate a date that is three years after the election. Similarly, at the time of the deferral election, the executive must irrevocably designate whether he or she wishes to have the amount deferred for the relevant year (and any notional earnings attributable to that amount) distributed in a lump sum or in substantially equal annual installments. Any annual installments can be paid over a period of up to ten years (as elected by the executive).

There are two situations in which an executive can withdraw amounts from his or her Deferred Compensation Plan accounts early (that is, prior to the date(s) he or she has elected for distribution of those accounts). First, under certain circumstances, an executive may elect an early withdrawal from his or her accounts if he or she experiences an unforeseeable emergency. Second, for amounts that are deferred and vested prior to 2005 (but not amounts that are deferred or that become vested in 2005 or later), the executive may elect an early withdrawal from his or her accounts for any reason by paying a penalty equal to 10% of the amount withdrawn.

The Deferred Compensation Plan is considered to be an unfunded plan, which means its benefits are paid by us out of our general assets. However, to assist us in meeting our payment obligations under the Deferred Compensation Plan, we have established a trust to which we contribute amounts equal to the executives' deferrals each year. The trust's assets are considered to be part of our general assets, so that if we ever become bankrupt or insolvent, they will be available to help us satisfy our obligations to all of our general creditors, not just our obligations under the Deferred Compensation Plan. (The executives are considered to be general creditors with respect to their accounts under the Deferred Compensation Plan.) Benefits are paid from this trust, to the extent its assets are sufficient to pay them, and from our other general assets, to the extent the trust's assets are not sufficient to pay them.

Potential Post-Termination Payments

The tables below describe the potential payments to each our named executive officers upon an involuntary termination of employment without cause by us or with good reason by the executive prior to, or in the event of, a corporate transaction and a termination of employment by reason of death or disability. The tables reflect incremental compensation and do not show accrued liabilities, such as accrued salary, bonus or vacation, or benefits generally available to all employees. The amounts assume that each such termination was effective December 29, 2006 (the last business day of fiscal 2006). Except for Dr. Henell, the following amounts are estimates only as the actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

2001 Plan

If the employment of a participant, including a named executive officer, terminates by reason of death, each outstanding award under our 2001 Plan will automatically accelerate and become 100% vested and exercisable.

If a corporate transaction specified in our 2001 Plan occurs, each outstanding award under the plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless:

•	the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; or

•	unless individual agreements provide otherwise.

A corporate transaction includes, for example, a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than a transfer to a majority-owned subsidiary). Any option or stock award a participant, including a named executive officer, holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

Deferred Compensation

Our Deferred Compensation Plan for Key Employees is fully funded by the executives. Consequently, there would be no incremental cost to us in the event that an executive’s employment terminated and the deferred compensation was paid out.

Bruce L.A. Carter

Our employment agreement with Bruce L.A. Carter, our President and Chief Executive Officer, provides that we may terminate his employment at any time with or without cause. However, in the event Dr. Carter is terminated without cause or he terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) a prorated bonus at the target amount for the year of termination, (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer and (4) if the termination follows a change of control or results from death or disability, full vesting of all stock options.

The following table describes the potential incremental payments upon termination or a corporate transaction for Dr. Carter assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal 2006).

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Corporate Transaction		Corporate Transaction (1)		Death or Disability
Base Salary	$1,189,660	(2)	$1,189,660	(2)
Supplemental life insurance					$300,000	(3)
Accelerated Stock Option Vesting			—	(4)	$—	(4)
COBRA Premiums	17,309	(5)	17,309	(5)

Total:	$1,504,384		$1,504,384		$300,000

(1)	Except as described in footnote 4, all payments in this column occur only in the event Dr. Carter is terminated without cause or he terminates his employment for good reason after a corporate transaction.

(2)	Payable in the course of ZymoGenetics’ regularly scheduled payroll over 24 months or, at Dr. Carter’s request and with the company’s agreement, in a discounted lump sum using a 6% discount factor.

(3)	Benefits are paid under the supplemental term life insurance policy only in the event of death.

(4)	There is no amount shown for acceleration of stock options because the exercise prices for all of Dr. Carter’s unvested stock options are above $15.57 per share, the fair market value of the underlying common stock as of December 29, 2006. Pursuant to the terms of our 2001 Plan, Dr. Carter’s stock options will accelerate following a corporate transaction, unless they are assumed or substituted by the successor company, even if his employment is not terminated.

(5)	Represents estimated COBRA premiums to be paid by ZymoGenetics on behalf of Dr. Carter and his dependents for a period of 24 months after termination. ZymoGenetics’ obligation to pay Dr. Carter’s COBRA premiums will cease upon the earlier of such time as Dr. Carter obtains new health insurance coverage or the expiration of 24 months.

Under Dr. Carter’s employment agreement, “good reason” is defined to include:

•	a significant diminution of Dr. Carter’s position, including status, offices, titles and reporting relationships, authority, duties or responsibilities;

•	failure to pay the compensation and benefits described in Dr. Carter’s employment agreement; and

•

our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control.

Under Dr. Carter’s employment agreement, “cause” is defined to include:

•	Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud; or

•	Dr. Carter’s engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation.

For purposes of Dr. Carter’s employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

James A. Johnson

Our employment agreement with James A. Johnson, our Senior Vice President and Chief Financial Officer, provides that we may terminate him at any time with or without cause. However, in the event Mr. Johnson is terminated without cause or terminates his employment for good reason, we must pay his then current annual base salary for 12 months as a severance benefit.

The following table describes the potential incremental payments upon termination or a corporate transaction for Mr. Johnson assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal 2006).

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Corporate Transaction		Corporate Transaction		Death
Base Salary	$314,420	(1)	$314,420	(1)
Supplemental life insurance					$200,000
Accelerated Stock Option Vesting			$12,625	(2)	$12,625	(2)

Total:	$314,420		$327,045		$212,625

(1)	Payment occurs only in the event Mr. Johnson is terminated without cause or he terminates his employment for good reason after a corporate transaction. Payable in the course of ZymoGenetics’ regularly scheduled payroll over 12 months.

(2)	The amount disclosed represents the difference between the exercise price of the stock option and $15.57 per share, the fair market value of the underlying common stock as of December 29, 2006, multiplied by the number of accelerated shares. In addition, the amount disclosed assumes that the underlying stock options are not assumed or substituted by the successor company in connection with a corporate transaction. Pursuant to the terms of our 2001 Plan, Mr. Johnson’s stock options will accelerate following a corporate transaction, unless they are assumed or substituted by the successor company, even if his employment is not terminated.

Fredrik Henell, M.D., Ph.D.

The following table describes the actual payments upon termination of the employment of Fredrik Henell, M.D., Ph.D., formerly our Senior Vice President, Business Development. Dr. Henell’s employment with us terminated effective as of June 30, 2006.

Actual Payments Upon Termination	Voluntary Termination
Base Salary	$280,000	(1)

Total:	$280,000

(1)	Dr. Henell’s base salary was $288,232. At Dr. Henell’s request, we paid a lump sum rather than salary continuation for one year, applying an agreed discount factor of 2.9%.

Jan K. Öhrström, M.D.

Our employment agreement with Jan K. Öhrström, M.D., our Senior Vice President, Business Development, provides that we may terminate him at any time with or without cause. However, in the event Dr. Öhrström is terminated without cause or terminates his employment for good reason, we must pay his then current annual base salary for 12 months as a severance benefit.

The following table describes the potential incremental payments upon termination or a corporate transaction for Dr. Öhrström assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal 2006).

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Corporate Transaction		Corporate Transaction		Death
Base Salary	$299,013	(1)	$299,013	(1)
Supplemental life insurance					$200,000
Accelerated Stock Option Vesting			11,725	(2)	$11,725	(2)

Total:	$299,013		$310,738		$211,725

(1)	Payment occurs only in the event Dr. Öhrström is terminated without cause or he terminates his employment for good reason after a corporate transaction. Payable in the course of ZymoGenetics’ regularly scheduled payroll over 12 months.

(2)	The amount disclosed represents the difference between the exercise price of the stock option and $15.57 per share, the fair market value of the underlying common stock as of December 29, 2006, multiplied by the number of accelerated shares. In addition, the amount disclosed assumes that the underlying stock options are not assumed or substituted by the successor company in connection with a corporate transaction. Pursuant to the terms of our 2001 Plan, Dr. Öhrström’s stock options will accelerate following a corporate transaction, unless they are assumed or substituted by the successor company, even if his employment is not terminated.

Dr. Öhrström resigned from his executive officer position effective April 20, 2007 but will remain an employee of the Company through July 15, 2007.

Nicole Onetto, M.D.

Our employment agreement with Nicole Onetto, M.D., our Senior Vice President and Chief Medical Officer, provides that we may terminate her at any time with or without cause. However, in the event Dr. Onetto is terminated without cause or terminates her employment for good reason, we must pay her then current annual base salary for 12 months as a severance benefit.

The following table describes the potential incremental payments upon termination or a corporate transaction for Dr. Onetto assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal 2006).

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Corporate Transaction		Corporate Transaction		Death
Base Salary	$346,800	(1)	$346,800	(1)
Supplemental life insurance					$200,000
Accelerated Stock Option Vesting			—	(2)	$—	(2)

Total:	$346,800		$346,800		$200,000

(1)	Payment occurs only in the event Dr. Onetto is terminated without cause or she terminates her employment for good reason after a corporate transaction. Payable in the course of ZymoGenetics’ regularly scheduled payroll over 12 months.

(2)	There is no amount shown for acceleration of stock options because the exercise prices for all of Dr. Onetto’s unvested stock options are above $15.57 per share, the fair market value of the underlying common stock as of December 29, 2006. Pursuant to the terms of our 2001 Plan, Dr. Onetto’s stock options will accelerate following a corporate transaction, unless they are assumed or substituted by the successor company, even if her employment is not terminated.

Douglas E. Williams, Ph.D.

Our employment agreement with Douglas E. Williams, Ph.D., our Executive Vice President, Research and Development, and Chief Scientific Officer, provides that we may terminate him at any time with or without cause. However, in the event Dr. Williams is terminated without cause or terminates his employment for good reason, we must pay his then current annual base salary for 12 months as a severance benefit.

The following table describes the potential incremental payments upon termination or a corporate transaction for Dr. Williams assuming the triggering event occurred on December 29, 2006 (the last business day of fiscal 2006).

Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to a Corporate Transaction		Corporate Transaction		Death
Base Salary	$400,000	(1)	$400,000	(1)
Supplemental life insurance					$200,000
Accelerated Stock Option Vesting			—	(2)	$—	(2)

Total:	$400,000		$400,000		$200,000

(1)	Payment occurs only in the event Dr. Williams is terminated without cause or he terminates his employment for good reason after a corporate transaction. Payable in the course of ZymoGenetics’ regularly scheduled payroll over 12 months.

(2)	There is no amount shown for acceleration of stock options because the exercise prices for all of Dr. Williams’ unvested stock options are above $15.57 per share, the fair market value of the underlying common stock as of December 29, 2006. Pursuant to the terms of our 2001 Plan, Dr. Williams’ stock options will accelerate following a corporate transaction, unless they are assumed or substituted by the successor company, even if his employment is not terminated.

Under the employment agreements of James A. Johnson, Jan K. Öhrström, Nicole Onetto and Douglas E. Williams, “good reason” is defined to include:

•	a demotion or other material reduction in the nature or status of an executive’s responsibilities;

•	non-voluntary reduction in the executive’s annual base salary;

•

the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed;

•	our failure to obtain an agreement from a successor company to assume and perform the obligations of the executive’s employment agreement;

•	following a change of control, ceasing to hold the position the executive held on the effective date of their employment agreement; and

•

following a merger or similar transaction that does not constitute a change of control, someone other than the executive holding the position the executive held on the effective date of their employment agreement.

Under each employment agreement, “cause” is defined to include:

•	the executive’s willful misconduct, insubordination or dishonesty in the performance of his duties that results in a material adverse effect on us;

•	willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation;

•	the executive’s conviction of a felony involving an act of dishonesty, moral turpitude or fraud; or

•	a material violation of the executive’s inventions agreement with us.

Under each employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision.

DIRECTOR COMPENSATION

All of our directors, with the exception of Dr. Carter, earned director compensation in 2006 in the form of annual retainers and meeting fees as set forth in the following table.

Annual retainer	$10,000
Fee for each scheduled quarterly Board meeting attended (1)	$2,500
Service as Chairman of the Audit Committee	$5,000
Service as Chairman of the Compensation Committee	$3,500
Service (other than as chairman) on a Board committee	$2,500

(1)	We do not pay fees for attendance at additional unscheduled Board meetings or meetings of committees of the Board.

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Immediately following each year’s annual meeting, each of our continuing nonemployee directors automatically receives a nonqualified stock option grant of 7,500 shares under our Stock Option Grant Program for Nonemployee Directors, which is administered under our 2001 Plan. Upon the initial election of any new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares under our Stock Option Grant Program. In both instances, the exercise price is equal to the closing price of the common stock on the date of grant and the options fully vest on the date of the next annual meeting, provided that at least five months have passed since the option was granted. The options expire ten years after the date of grant, or, if earlier, one year after the director’s termination of service with ZymoGenetics. The options also become fully vested in the event of death and certain corporate transactions, such as a merger or sale of assets.

Director Compensation Table for Fiscal Year 2006

The following table sets forth the compensation of our directors for 2006. As an employee director, Dr. Carter does not receive any separate compensation for his service on the Board. See the Summary Compensation Table for disclosure relating to Dr. Carter, who is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1) (2) (3)	Total ($)
James A. Harper	25,000	73,347	98,347
Judith A. Hemberger, Ph.D.	18,750	203,360	222,110
David I. Hirsh, Ph.D.	20,000	73,347	93,347
Jonathan S. Leff	22,500	73,347	95,847
David H. MacCallum	23,750	86,361	110,111
Kurt Anker Nielsen	22,500	73,347	95,847
Edward E. Penhoet, Ph.D.	23,500	73,347	96,847
George B. Rathmann, Ph.D. (4)	2,500	29,103	31,603
Lars Rebien Sørensen (5)	20,000	73,347	93,347

(1)

With the exception of Dr. Hemberger and Dr. Rathmann, each of the directors named in the Director Compensation Table was granted a nonqualified stock option to purchase 7,500 shares of common stock under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $18.50 (which is equal to the closing market price of our common stock on June 15, 2006, the date of grant). Each option vests in full on the date of the following annual meeting of the company (i.e., over approximately one year) and has a term of 10 years. Dr. Hemberger joined the Board in March 2006. As a new director, Dr. Hemberger received a nonqualified stock option to purchase 20,000 shares of common stock granted under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $21.63 (which is equal to the closing market price of our common stock on March 10, 2006, the date of grant). The option vests in full on the date of the 2007 annual meeting of the company (i.e., over approximately one year) and has a term of 10 years.

(2)	The amounts reported in the Option Awards column reflect the dollar amount recognized for financial accounting purposes for 2006 for stock options granted to each director in 2006 and in prior years before reflecting forfeitures, determined in accordance with FAS 123R. See Note 11 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining such amounts. With the exception of Dr. Hemberger, the grant date fair value of the options granted to each director named in the Director Compensation Table in 2006, determined in accordance with FAS 123R, was $80,745. The grant date fair value of the option granted to Dr. Hemberger in 2006, determined in accordance with FAS 123R, was $249,920. See Note 11 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2006 for the assumptions used in determining such fair value.

(3)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2006:

Name	Aggregate Number of Option Awards
James A. Harper	35,000
Judith A. Hemberger, Ph.D.	20,000
David I. Hirsh, Ph.D.	42,655
Jonathan S. Leff	42,655
David H. MacCallum	27,500
Kurt Anker Nielsen	42,655
Edward E. Penhoet, Ph.D.	186,655
George B. Rathmann, Ph.D.	287,155
Lars Rebien Sørensen	42,655

(4)	Dr. Rathmann resigned from the Board in March 2006. Consequently, Dr. Rathmann was not granted an option under our Stock Option Grant Program for Nonemployee Directors in 2006. As a result of Dr. Rathmann’s retirement, options with a fair value of $65,483 (as determined in accordance with FAS 123R) did not vest and were forfeited.

(5)	At the request of Novo Nordisk, no payments were actually made to Mr. Sørensen. Novo Nordisk is determining how best to address Danish tax considerations relating to Mr. Sørensen’s fees and, in the meantime, the Company has accrued the fees as a liability. Our relationship with Novo Nordisk is described under the heading “Certain Transactions.”

CORPORATE GOVERNANCE

Voting Agreement regarding Directors

With the exception of Messrs. Harper and MacCallum and Dr. Hemberger, all of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk are Messrs. Nielsen and Sørensen.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were five meetings of the Board of Directors. For a portion of four of the meetings of the Board the non-independent directors were excused, leaving the independent directors to meet alone. Each of our directors attended at least 80% of the Board meetings and the meetings of the committees on which they served. Other than Dr. Carter, who serves as our President and Chief Executive Officer, and Mr. Sørensen, all of our current directors are “independent” as such term is defined in the Marketplace Rules of the National Association of Securities Dealers (the “NASD”). Dr. Penhoet is our lead independent director. His duties include chairing executive sessions of the Board’s independent directors and discussing with the Chairman of the Board of Directors the functioning of the Board and agenda items for meetings of the Board.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee.

Compensation Committee.    The compensation committee is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of our executive officers, carrying out duties under our incentive compensation plans and other plans as may be assigned to the compensation committee by the Board of Directors and performing other duties specified in its written committee charter. As it deems appropriate, the compensation committee may retain independent counsel, accounting and other professionals to assist the committee and may form and delegate authority to subcommittees or designated members of the Board of Directors or ZymoGenetics officers. The committee charter is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet (chairman), James A. Harper, Jonathan S. Leff and Judith A. Hemberger. Each of the members of the compensation committee is independent in accordance with the applicable rules promulgated by the NASD. The compensation committee met four times during the last fiscal year. The role compensation consultants played in determining and recommending executive compensation is discussed in this Proxy Statement under the heading "Executive Compensation—Compensation Discussion and Analysis—Benchmarking."

Audit Committee.    The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our systems of internal control over financial reporting, reviews filings with the Securities and Exchange Commission (the “Commission”) and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is posted on our website at

www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, who are all independent in accordance with the applicable rules promulgated by the Commission and the NASD. The audit committee met seven times during the last fiscal year.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. In addition, the committee develops and recommends to the Board corporate governance principles and policies, including corporate governance guidelines, and monitors compliance with such principles and policies. The committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the committee are Kurt Anker Nielsen (chairman), Jonathan S. Leff and David H. MacCallum, who are independent in accordance with applicable rules promulgated by the NASD. The nominating and corporate governance committee met four times during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating and corporate governance committee by contacting in writing the Secretary of ZymoGenetics at our executive offices and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating and corporate governance committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the Board’s needs; judgment; skills; diversity; age; service on other boards; and independence.

While it is our policy that the directors who are nominated for election at the Annual Meeting attend the Annual Meeting, one of the nominees for election at the 2006 Annual Meeting of Shareholders was unable to attend the meeting. However, a total of seven directors and nominee directors did attend the 2006 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o the Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications are compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for ZymoGenetics’ financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors ZymoGenetics’ financial reporting processes and systems of internal control over financial reporting.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. All of the members of the audit committee are independent in accordance with applicable rules promulgated by the Commission and the NASD. Each member is able to read and understand fundamental financial statements, including ZymoGenetics’ balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Commission.

The Board of Directors has adopted a written audit committee charter, which is posted on our website at www.zymogenetics.com. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2006 and management’s assessment of internal control over financial reporting as of December 31, 2006. In addition, the audit committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The audit committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2006 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2006.

Audit Committee

Kurt Anker Nielsen (chairman)

James A. Harper

David H. MacCallum

CERTAIN TRANSACTIONS

Transactions with Related Persons

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.). Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary of Novo Nordisk, Inc. Novo Nordisk Biotech Holdings, Inc. and Novo A/S hold, in the aggregate, approximately 32% of our common stock. The following agreements with Novo Nordisk entities were in place in the fiscal year ended December 31, 2006.

Option and License Agreement.    Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S paid us $7.5 million per year for an initial term of four years, with the right to extend this agreement for two additional years. In 2004, Novo Nordisk A/S exercised its right to extend this agreement for two additional years, giving it the right to license any beta-cell proteins plus four additional proteins through November 10, 2006 and requiring it to pay us $7.5 million per year. This agreement expired on November 10, 2006. Any license we grant to Novo Nordisk A/S under this agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S had the ability at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we would negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Upfront and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates were lowest if the option to license was exercised during the early development stages, and increased substantially each time an option was extended. Currently, Novo Nordisk A/S has licenses to four proteins pursuant to options exercised under this agreement. In addition, prior to expiration of the agreement, Novo Nordisk exercised its right to extend its option on a protein until it reaches preclinical stage. Novo Nordisk paid us an aggregate amount of $2.9 million in connection with this agreement in the year ended December 31, 2006.

Collaborative and Data Sharing Agreements for IL-21.    Effective December 14, 2002, we entered into an agreement pursuant to which we worked collaboratively with Novo Nordisk A/S up to the filing of an investigational new drug application in the United States for interleukin-21 (“IL-21”), which occurred in April 2004. Under the terms of this agreement, we provided Novo Nordisk A/S access and rights to all data, intellectual property and other information generated subsequent to August 21, 2001, the date on which Novo Nordisk A/S licensed the rights to IL-21 outside North America pursuant to the option and license agreement. We also agreed to negotiate in good faith toward a further agreement involving collaborative development through filing for regulatory approval of IL-21, which we did in March 2004. However, the March 2004 agreement was superseded and terminated by a collaborative data sharing and cross-license agreement that we signed in August 2005. Under the terms of the new agreement, we and Novo Nordisk will collaborate to develop and execute a global clinical development plan to achieve regulatory approval of a common product in the companies’ respective territories. All activities falling under the global clinical development plan could be performed separately or jointly by the two companies. In the case of joint activities, we and Novo Nordisk will share all costs; otherwise, each company will be responsible for its own costs. The new agreement includes a cross-license for intellectual property developed in the implementation of the global clinical development plan.

IL-20 License Agreement.    Effective January 1, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license in North America to our patents and know-how related to interleukin-20 (IL-20). In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Recombinant Factor XIII License Agreement.    We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004, under which we granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $0.3 million in the year ended December 31, 2006. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $0.3 million for the year ended December 31, 2006.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $2.3 million for the year ended December 31, 2006.

Platelet-Derived Growth Factor Royalty Agreement.    Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. In connection with this agreement, we recorded royalty revenues of approximately $1.6 million for the year ended December 31, 2006.

Procedures Regarding Transactions with Related Persons

Our practice on transactions with related persons is to require the prior approval by our Board of Directors of any transaction or series of transactions in which we are a participant and any related person has a material interest. Related persons would include a member of our Board and executive officers and their immediate family members. It would also include persons controlling over five percent of our outstanding common stock. Currently, Novo Nordisk, Warburg, Pincus Equity Partners, L.P. and Wellington Management Company, LLP each own over five percent of our outstanding common stock.

Under our written policy on conflicts of interest, all our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.

Once a related person transaction has been identified, the Board will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Board will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director will not participate in the Board’s deliberations.

Our practice regarding transactions with related persons is evidenced by the minutes of meetings of the Board of Directors at which the transactions disclosed in this Proxy Statement under the heading “Transactions with Related Persons” were discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

We believe that during 2006, our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) applicable to such persons. Our belief is based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2006 and 2005 were as follows:

		2006	2005
(1)	Audit Fees	$463,335	$346,600
(2)	Audit-Related Fees (for work relating to SEC review of Form 10-K in 2006 and shelf registration and follow-on offering in 2005)	$3,600	$91,775
(3)	Tax Fees	$—	$—
(4)	All Other Fees (for accounting website access fee)	$—	$1,500

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. The policy allows the audit committee to delegate pre-approval authority to one or more audit committee members, who are required to present any decision made pursuant to this delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2006 under items (2) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2008 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 8, 2008 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2008 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 23, 2008 and not later than April 22, 2008. However, if the date of the 2008 Annual Meeting is earlier than May 22, 2008 or later than July 21, 2008, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2008 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2008 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2008 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2008 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the 2007 Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2006 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE COMMISSION IS INCLUDED IN THE ZYMOGENETICS 2006 ANNUAL REPORT TO SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D.
President, Chief Executive Officer and Chairman of the Board

Seattle, Washington

May 7, 2007

PROXY ZYMOGENETICS, INC. This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders – June 21, 2007

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints Bruce L.A. Carter, Ph.D. and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 13, 2007 at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Thursday, June 21, 2007, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS FOLLOWS: (1) “FOR ALL NOMINEES”; (2) “FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP” AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. IMPORTANT–PLEASE DATE AND SIGN ON THE OTHER SIDE.
Address Change/Comments (Mark the corresponding box on the reverse side)

Ú FOLD AND DETACH HERE Ú

The Board of Directors recommends a vote “FOR” all Nominees in Proposal 1 and “FOR” Proposal 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

						FOR appointment Pricewaterhouse Coopers LLP	WITHHOLD AUTHORITY to vote for appointment Pricewaterhouse Coopers LLP
(1)	ELECTION OF DIRECTORS Nominees:	FOR all Nominees	WITHHOLD AUTHORITY to vote for all Nominees
01.	Bruce L.A. Carter, Ph.D. – Three-year term (expiring at the 2010 Annual Meeting of Shareholders)	☐	☐	(2)	APPOINTMENT OF PRICEWATERHOUSE- COOPERS LLP	☐	☐
02.	James A. Harper – Three-year term (expiring at the 2010 Annual Meeting of Shareholders)
03.	Edward E. Penhoet, Ph.D. – Three-year term (expiring at the 2010 Annual Meeting of Shareholders)					MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING		☐

FOR all nominees except as noted in the following space:						PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature:	Signature:	Date:

Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each person should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title.

ÚFOLD AND DETACH HEREÚ